Filed Pursuant to Rule 433
                                                         File No.: 333-127668-03

This material is for your private information, and none of Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Nomura Securities International, Inc. (collectively, the "Underwriters") is soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC (SEC File No. 333-127668) for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8am-5pm
EST). The certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. As a result of the foregoing, you may commit to purchase offered certificates that have characteristics that may change, and you are advised that all or a portion of the offered certificates may not be issued that have the characteristics described in these materials. Our obligation to sell offered certificates to you is conditioned on the offered certificates that are actually issued having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the depositor nor any Underwriter will have any obligation to you to deliver any portion of the certificates which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery. You have requested that the Underwriters provide to you information in connection with your consideration of the purchase of certain certificates described in this information. This information is being provided to you for informative purposes only in response to your specific request. The Underwriters described in this information may from time to time perform investment banking services for, or solicit investment banking business from, any company named in this information. The Underwriters and/or their employees may from time to time have a long or short position in any contract or certificate discussed in this information. The information contained herein supersedes any previous such information delivered to you and may be superseded by information delivered to you prior to the time of sale. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal, state and local income "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) and all materials of any kind (including opinions or other tax analyses) of the transaction contemplated hereby that are provided to you (or your representatives) relating to such tax treatment and tax structure, other than the name of the issuer or information that would permit identification of the issuer, and except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal, state and local income tax treatment or tax structure of the transaction.

WBMCT 2005-C23
Loans Supporting Class A-2 through A-3
Assuming a 0 CPY Scenario


                                                                                    Remaining
Loan Name                                    Cut-Off Balance       Balloon Bal.       Term        Cut-Off LTV      DSCR       Bonds
---------                                    ---------------       ------------       ----        -----------      ----       -----
2700 Ygnacio Valley Road                       17,000,000.00      16,606,406.99        58           75.22%         1.20        A2
Alondra & Peter Pan Mobile Home Parks           4,160,000.00       4,160,000.00        56           80.00%         1.43        A2
Broadway Medical Plaza                         21,000,000.00      20,498,385.08        58           79.25%         1.21        A2
Canyon Springs Apts.                            8,114,493.44       7,577,662.66        56           78.44%         1.21        A2
Grand Parkway Times Square                     14,137,654.88      12,752,080.10        55           64.25%         1.42        A2
Haven Village Center                           11,900,000.00      11,456,605.53        57           62.63%         1.34        A2
Holiday Inn - Phoenix, AZ                       9,969,538.19       9,045,061.50        58           66.46%         1.47        A2
Mountain View Shopping Center                   9,645,224.00       9,645,224.00        59           55.96%         2.59        A2
Northwood Crossings                            10,690,800.00      10,690,800.00        59           58.74%         1.97        A2
Stoney Creek                                    4,279,121.00       4,279,121.00        57           52.50%         2.81        A2
The Orchard                                    12,987,015.00      12,987,015.00        57           59.03%         2.43        A2
Tractor Supply - El Campo, TX                   1,947,460.18       1,828,724.58        59           64.70%         1.33        A2
Travelers Office Bldg                           4,864,861.00       4,864,861.00        59           55.35%         2.56        A2
Wild Oats Market                                7,469,000.00       7,469,000.00        58           55.00%         2.45        A2
Giant Eagle (Columbus, OH)                     12,154,118.00      12,154,118.00        81           56.73%         2.40        A3
Hilton Garden Inn - Phoenix, AZ                 8,050,000.00       8,050,000.00        82           65.98%         1.42        A3
Holiday Inn Express - Phoenix, AZ               8,200,000.00       8,200,000.00        82           73.21%         1.51        A3
Orchid Lake                                     5,100,000.00       5,100,000.00        82           79.69%         1.29        A3
Rave Theater                                   17,889,015.00      17,889,015.00        82           54.54%         2.26        A3
Royal Oaks Village II                           8,550,000.00            8550000        82           55.52%         2.34        A3
Tan Tara MHP                                    2,000,000.00            2000000        82           80.00%         1.28        A3



                                                                      [LOGO]
                                                                     WACHOVIA
                                                                    SECURITIES

                                                                A-2              A-3
Loan Name                                                  Balloon Bal.     Balloon Bal.
---------                                                  ------------     ------------
2700 Ygnacio Valley Road                                     16,606,407
Alondra & Peter Pan Mobile Home Parks                         4,160,000
Broadway Medical Plaza                                       20,498,385
Canyon Springs Apts.                                          7,577,663
Grand Parkway Times Square                                   12,752,080
Haven Village Center                                         11,456,606
Holiday Inn - Phoenix, AZ                                     9,045,062
Mountain View Shopping Center                                 9,645,224
Northwood Crossings                                          10,690,800
Stoney Creek                                                  4,279,121
The Orchard                                                  12,987,015
Tractor Supply - El Campo, TX                                 1,828,725
Travelers Office Bldg                                         4,864,861
Wild Oats Market                                              7,469,000
Giant Eagle (Columbus, OH)                                                    12,154,118
Hilton Garden Inn - Phoenix, AZ                                                8,050,000
Holiday Inn Express - Phoenix, AZ                                              8,200,000
Orchid Lake                                                                    5,100,000
Rave Theater                                                                  17,889,015
Royal Oaks Village II                                                          8,550,000
Tan Tara MHP                                                                   2,000,000


                                                      ----------------------------------
                                         Balloon            133,860,947       61,943,133
                                         Amort.               3,447,053          761,867
                                                      ----------------------------------
                                              Total         137,308,000       62,705,000
                                                      ==================================
                                           Loan Count                14                7
                                                      ----------------------------------